Exhibit 10.1

2014 COMBINED PROMISSORY NOTE (WORKING CAPITAL)

$ 2,852,358.46	Executed at Broward County, Florida
December 17, 2014

FOR VALUE RECEIVED, Le@P Technology, Inc., a Delaware corporation with a principal place of business at 5601 N. Dixie Highway, Suite 411, Fort Lauderdale, Florida  33334 (the "Maker"), promises to pay to the order of the M. Lee Pearce Living Trust (the "Payee"), the principal sum of TWO MILLION EIGHT HUNDRED FIFTY-TWO THOUSAND THREE HUNDRED FIFTY-EIGHT DOLLARS AND FORTY-SIX CENTS ($2,852,358.46), together with interest at the rate of Three and Three-Quarters Percent (3.75%) per annum due and payable in one lump sum of principal and interest on the maturity date of March 31, 2016.   Principal and interest shall be payable to the Payee at 16 La Gorce Circle, Miami Beach, FL 33141, or at such other place or address as the Payee may designate.

This 2014 Combined Promissory Note (Working Capital) (this "Note") is issued and made as described below and under and subject to the following additional terms and conditions:

December 2014 Working Capital Loan.  On the date hereof, Payee has loaned to Maker the sum of $150,000.00 (the “December 2014 Loan”) on the terms described above and herein.  Payee and Maker have agreed to evidence the indebtedness owed by Maker to Payee pursuant to the December 2014 Loan and the Prior Note (defined below) together in this Note.

Renewal of Promissory Note dated December 27, 2012.  In addition to evidencing the December 2014 Loan, this Note is a combined renewal promissory note, and renews, amends and restates the obligations, terms and conditions of and under that certain promissory note made by the Maker to the Payee dated December 27, 2012 (the “Prior Note”) in the original principal amount of $2,516,467.36, together with accrued interest through the date hereof aggregating $185,891.10.  By and through this Note, the maturity date for the payment of principal and accrued interest under the Prior Note has been extended from March 31, 2015 to March 31, 2016.  It is the intention and agreement of the Maker and the Payee that this Note, given (i) to evidence the December 2014 Loan and (ii) in replacement of the Prior Note and its principal amount, accrued interest and other obligations thereunder, shall amend, restate and replace in its entirety the Prior Note without constituting a novation, satisfaction, cancellation or extinguishment of the indebtedness and amounts due under the Prior Note, but that henceforth the indebtedness (including principal and accrued interest) represented and evidenced by such Prior Note and the obligations thereunder shall be due, payable and paid solely in accordance with the terms and conditions of this Note, and not in accordance with the terms and conditions of the Prior Note.

1.            Type of Payment.  Payment of both principal and interest shall be made in currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts.

2.            Manner of Payment.  Payment shall be made to Payee at the Payee's address set forth above or at such other place as Payee may designate in writing.

3.            Interest on Overdue Payments.  From and after the date which is fifteen (15) days after the date upon which any payment of principal hereunder becomes due and payable, if the same is not timely paid, interest shall be payable on all sums outstanding hereunder at the rate of fifteen percent (15%) per annum.

4.            Waiver.  Payee hereby waives any and all defaults that exist or may have existed from time to time under the Prior Note, and waives the right to receive any special interest on overdue payments that may have become due or payable under the Prior Note, and accepts the terms and conditions of this Note.

5.            Miscellaneous.

(A)          This Note shall be binding upon the Maker and its successors and assigns.

(B)            If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof.

(C)            The validity, interpretation and effect of this Note shall be exclusively governed by, and construed in accordance with, the laws of the State of Florida, excluding the "conflict of laws" rules thereof.

(D)            This Note may not be amended or modified, nor shall any waiver of any provision hereof be effective, except by an instrument in writing executed by the Maker and accepted by Payee.

(E)            In case suit shall be brought for the collection hereof, or if it is necessary to place the same in the hands of an attorney for collection, the Maker agrees to pay reasonable attorneys’ fees and costs for making such collections.

IN WITNESS WHEREOF, the Maker and the Payee has each caused this Note to be executed as of the day and year first above written.

LE@P TECHNOLOGY, INC.
(Maker)

By: /s/ Timothy C. Lincoln
Name: Timothy C. Lincoln
Title: Acting Principal Executive Officer and President

ACCEPTED AND AGREED:

M. LEE PEARCE LIVING TRUST
(Payee)

By:	/s/ M. Lee Pearce
Name: M. Lee Pearce
Title: Trustee